UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934

Check the appropriate Box:
☒	Preliminary Information Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

VIKING SYSTEMS, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
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(1) Title of each class of securities to which transaction applies: NA
(2) Aggregate number of securities to which transaction applies: NA
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): NA
(4) Proposed maximum aggregate value of transaction: NA
(5) Total Fee Paid: NA
☐ Fee paid previously with preliminary materials
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previously filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2) Form, Schedule or Registration Statement No. NA
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Contact Person: A. O. Headman, Jr., ESQ, Cohne Rappaport & Segal
257 East 200 South 7th Floor, Salt Lake City, UT 84111; Tel: 801-532-2666, Fax: 801-355-1813

VIKING SYSTEMS, INC.
4350 La Jolla Village Drive, Suite 900
San Diego, CA 92122

NOTICE OF ACTION TO BE TAKEN WITHOUT A STOCKHOLDERS’ MEETING

TO OUR STOCKHOLDERS:

Notice is hereby given that Viking Systems, Inc. plans to take certain corporate action pursuant to the written consent of our Board of Directors and the holders of a majority of our outstanding voting securities (“Majority Stockholders”). The action we plan to take is to amend our Certificate of Incorporation to increase the number of shares of common stock which we are authorized to issue from 200,000,000 to 400,000,000 (“Increased Capital Proposal”).

On January 26, 2007, our Board of Directors unanimously approved the Increased Capital Proposal. On January 26, 2007, the Majority Stockholders of Viking consented in writing to the Increased Capital Proposal. The Increased Capital Proposal will be effected through an amendment to our Certificate of Incorporation.

The Board of Directors has fixed the close of business on February 1, 2007, as the Record Date for determining the stockholders entitled to notice of the foregoing.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN AND NO PROXY OR VOTE IS SOLICITED BY THIS NOTICE.

March 15, 2007

By Order of the Board of Directors

VIKING SYSTEMS, INC.
4350 La Jolla Village Drive, Suite 900
San Diego, CA 92122

PRELIMINARY INFORMATION STATEMENT
March 15, 2007

This Information Statement is being provided to you by the
Board of Directors of Viking Systems, Inc.

This Information Statement and the Notice of Action Taken Without a Stockholders’ Meeting (jointly, the “Information Statement”) is furnished by the Board of Directors of Viking Systems, Inc. (the “Company” (“We”, “Us”” or “Viking”), a Delaware corporation, to the holders of the Viking’s common stock at February 1, 2007 (the “Record Date”) to provide information with respect to action taken by the written consent of the Majority Stockholders. The Majority Stockholders approved by written consent a proposal (the “Increased Capital Proposal”) to amend our Certificate of Incorporation to increase the number of shares of common stock which we are authorized to issue from 200,000,000 to 400,000,000.

Our Board of Directors decided to obtain written consent of the Majority Stockholders in order to avoid the costs and management time required to hold a special meeting of stockholders. All required corporate approvals of the Increased Capital Proposal have been obtained, subject to furnishing this notice and 20 days elapsing from the date of this notice. This Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER’S MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

INTEREST OF CERTAIN PERSONS IN FAVOR OF OR OPPOSITION
TO MATTERS ACTED UPON

We are not aware of any interest that would be substantially affected through the adoption of the Increased Capital Proposal whether adversely or otherwise.

VOTING SECURITIES

As of the Record Date, Viking’s authorized capitalization consisted of 200,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share. At February 1, 2007, the Record Date, we had 61,864,941 shares of common stock issued and outstanding and 8,000 shares of Series B Preferred Stock issued and outstanding.

Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders. However, as a result of the voting rights of Donald Tucker and Brian Miller common stockholders who voted in favor of the Increased Capital Proposal by written consent, no other stockholder consents will be solicited in connection with this Information Statement. Mr. Tucker and Mr. Miller own approximately 53.6% of the total shares of Viking common stock issued and outstanding as of the Record Date.

Our shares of Series B Preferred Stock carry no voting rights.

BACKGROUND

Viking designs, manufactures and markets FDA cleared, high performance laparoscopic vision systems. Viking’s primary product is the EndoSite 3Di Digital Vision System (the “EndoSite 3Di System”), an advanced three dimensional (“3-D”) vision system used by surgeons for complex minimally invasive laparoscopic surgery, with an initial focus on applications in urology, bariatrics and laparoscopic gynecology. Viking also manufactures advanced two dimensional (“2-D”) digital cameras that are sold through strategic partner and OEM programs.

INCREASE IN AUTHORIZED COMMON STOCK

General

Our Board of Directors has unanimously approved a proposal to amend our Certificate of Incorporation to increase the number of shares of common stock which we are authorized to issue from 200,000,000 to 400,000,000. Our Board has recommended to our Majority Stockholders that they vote in favor of the Increased Capital Proposal and our Majority Stockholders have voted in favor of the Increased Capital Proposal. The vote of our Majority Stockholders was obtained by written consent.

Consent Required

Approval of the Increased Capital Proposal, through an amendment to our Certificate of Incorporation, required the consent of the holders of a majority of the outstanding voting shares. As of the Record Date, Majority Stockholders beneficially owned 33,154,483 shares of our common stock representing approximately 53.6% of the votes that could be cast by the holders of our outstanding voting shares as of the Record Date. The Majority Stockholders have given their written consents to this Increased Capital Proposal and accordingly, the requisite stockholder approval of this Proposal was obtained by the execution of the Majority Stockholders’ written consent in favor of the Increased Capital Proposal.

Amendment

Our Board of Directors and the Majority Stockholders have voted to amend Article IV of our Certificate of Incorporation to read as set forth on Exhibit “A” attached hereto. The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment.

Reasons for Increase in Capital

We currently have 200,000,000 shares of common stock authorized and 65,864,941 shares issued and outstanding. We also have approximately 128,000,000 shares issuable under outstanding warrants, options, convertible preferred stock, and convertible debentures. If all of such shares were issued we would have approximately 194,000,000 shares issued and outstanding subject to increase based upon anti-dilution provisions of various documents.

Secured Convertible Debenture Transaction

We recently raised additional capital from the sale of $5,376,533 of our Secured Convertible Debentures (the “Debentures”). In connection with such transaction, we will also issue the purchasers of such Debentures warrants to purchase shares of our common stock. The Debentures may, at the option of the purchasers, be converted into shares of our common stock at the price of $0.18 per share. The Debenture transaction documents (“Transaction Documents”) provide that in the event we do not achieve certain operational milestones (described in the Transaction Documents) during the first three quarters of 2007, the conversion price will be reduced to $0.12 per share. The conversion price is also subject to downward adjustment pursuant to the terms of the Transaction Documents. Based upon the initial conversion price of $0.18, the Debentures will be convertible into an aggregate of approximately 29,869,619 shares of our common stock. Based upon a conversion price of $0.12, the Debentures will be convertible into an aggregate of approximately 44,804,429 shares of our common stock, assuming no other downward adjustments are applicable.

As additional consideration for the investors purchasing the Debentures, we will issue the investors warrants to purchase shares of our common stock at the price of $0.18 per share. In the event we do not achieve certain operational milestones (described in the Transaction Documents) during the first three quarters of 2007, the exercise price will be reduced to $0.12 per share. The exercise price is also subject to downward adjustment pursuant to the terms of the Transaction Documents. The warrants are exercisable for a period of seven years from the date of issuance. The warrants provide that each purchaser of Debentures will be issued a warrant to purchase that number of shares of common stock of Viking that equals 50% of the number of shares issuable upon conversion of the Debentures. Assuming the Debentures are convertible into 29,869,619 shares of our common stock, the warrants will entitle the holders to purchase an aggregate of approximately 14,934,807 shares of Viking common stock. Assuming the Debentures are convertible into 44,804,429 shares of Viking common stock, the warrants will entitle the holders to purchase an aggregate of approximately 22,402,211 shares of Viking common stock.

Pursuant to the Transaction Documents there is a possibility that we may pay interest on the Debentures with shares of our common stock. We have also agreed in the Transaction Documents to have additional shares authorized in the case the conversion price of the Debentures and warrant exercise of the Warrants price are reduced below $0.12 or the number of shares issuable increase pursuant to the terms and conditions of the Transaction Documents.

Other Needs for Additional Authorized Shares

Our Board of Directors also believes that it is desirable to have additional authorized shares of common stock available for other possible future financings, possible future acquisition transactions and other general corporate purposes including stock options granted to employees and consultants. Our Board of Directors believes that having such additional authorized shares of common stock available for issuance in the future should give us greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders’ meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing stockholders, management believes that such transactions would increase the value of Viking to its stockholders.

Advantages and Disadvantages of Increasing Authorized Shares

There are certain advantages and disadvantages of voting for an increase in our authorized common stock. The advantages include:

•	We need to increase our authorized shares to make certain we have sufficient shares for the Secured Debenture Offering Described above.

•	To have an ability to raise capital by issuing capital stock in future financing transactions.

•	To have shares of common stock available to pursue business expansion opportunities, if any.

•	To have shares of common stock available for employee compensation plans.

The disadvantages include:

•
The issuance of authorized but unissued stock could be used to deter a potential takeover of Viking that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with our Board of Directors’ desires. See “Potential Anti-Takeover Effect of the Amendment.”

•
Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

Increase of Shares of Common Stock available for Future Issuances

The increase in the number of authorized but unissued shares of common stock would enable Viking, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

Effect on Authorized and Outstanding Shares

As a result of the increase in authorized shares of common stock, the number of shares currently issued and outstanding will not be changed. In addition, the number of shares issuable upon exercise or conversion of securities exercisable for, or convertible into, common stock, will remain the same following the amendment to increase the number of authorized shares of common stock.

Viking’s common stock is currently registered under Section 12(g) of the Exchange Act, and, as a result, we are subject to periodic reporting and other requirements. The proposed increase in the number of authorized shares of common stock will not affect the registration of the common stock under the Exchange Act.

Effectiveness of Increase in Authorized Shares of Common Stock

The increase in authorized shares of common stock will become effective upon the filing with the Secretary of State of the State of Delaware of an Amendment to the Certificate of Incorporation. It is expected that such filing will take place on or shortly after the date which is 20 days from the date this Information Statement is first mailed to shareholders.

Potential Anti-Takeover Effect of the Amendment

The increase in the number of shares of our common stock authorized for issuance could, under certain circumstances, be construed as having an anti-takeover effect. For example, in the event a person seeks to unilaterally effect a change in the composition of our board of directors or contemplates a tender offer or other transaction for the combination of us with another company, it may be possible for us to impede the attempt by issuing additional shares of our common stock, thereby diluting the voting power of the person seeking to acquire control of us, and increasing the potential cost to acquire control of us. The proposed amendment may also have the effect of permitting our current management, including our board of directors, to retain its position indefinitely and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. This includes the possibility that our current management may use the additional shares to resist or frustrate a bid to take control of us at a share price that includes an above-market premium that is favored by a majority of our stockholders that are independent from management. Our Board of Directors has no present intention to issue common stock for such purposes.

Our Board of Directors did not propose this amendment to our articles of incorporation in response to any effort known to them to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer or solicitation in opposition to management. In addition, this proposal is not part of any plan by management to recommend a series of similar amendments to our board of directors and our stockholders. Finally, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to the articles of incorporation or making any other arrangements that could be construed as affecting the ability of third parties to take us over.

If authorized, the additional shares of our common stock may be issued without further action by our stockholders. Under our Certificate of Incorporation, the holders of our common stock do not have preemptive rights with respect to future issuances of our common stock. Thus, should our board of directors elect to issue additional shares of our common stock, our existing stockholders will not have any preferential rights to purchase such shares and such issuance could have a dilutive effect on the voting power and percentage ownership of these stockholders. The issuance of additional shares of our common stock could also have a dilutive effect on our earnings per share, book value per share or voting power of our currently outstanding shares of common stock.

    Our Certificate of Incorporation and bylaws do not contain any other provisions having an anti-takeover effect, except that our articles of incorporation authorize the issuance of preferred stock. We currently have a Series B preferred stock designated with 8,000 shares authorized and outstanding. Our board of directors retains the power to authorize and issue additional series of preferred shares and to establish their terms. Our preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. Preferred stock could also render more difficult, or discourage, a merger, tender offer or proxy contest relative to us, and make the removal of incumbent management more difficult. Our board of directors has no present intention to issue preferred stock for such purposes. Our Certificate of Incorporation prohibits cumulative voting with respect to any matters brought to a vote by our stockholders.

Notice of Action by Written Consent

Pursuant to Rule 14c-2 of Regulation 14C promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), we are required to distribute an information statement to all of our stockholders from whom consent is not solicited at least 20 calendar days prior to the earliest date on which we may amend our articles of incorporation. This information statement serves as the notice required by Rule 14c-2 of Regulation 14C.

DISSENTERS’ RIGHTS

There are no dissenters’ rights applicable to the amendment of our Certificate of Incorporation relating to Increased Capital Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information regarding shares of our common stock beneficially owned as of March 13, 2007 by: (1) each of our officers and directors; (ii) all officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares of our common stock.

		Common Stock Options	Common Stock Purchase Warrant	Total Stock and Stock
	Common	Exercisable Within	Exercisable	Based	%
Name	Stock	60 Days	Within 60 Days	Holdings (1)	Ownership(1)

Donald E. Tucker (2)	29,621,150	-	930,555	30,551,705	45.74%
Gregory M. Decker(2)	-	56,000		56,000	0.08%
Joseph A. Warrino (2)	-	336,000		336,000	0.51%
Lonna Williams (2)	25,000	631,000		656,000	0.99%
John Kennedy (2)	-	721,000		721,000	1.08%
Daniel F. Crowley (2)	7,500	230,000		237,500	0.36%
Brian Miller	3,533,333	-	833,333	4,366,666	6.55%
Nathan Harrison, M.D.(2)	55,000	30,000		85,000	0.13%
Dr. Michael Manyak.(2)		-
All officers and directors as a group (9 persons) (2)	33,241,983	2,004,000	1,763,888	37,009,871	53.15%
St. Cloud Capital Partners	8,333,333	-	2,083,333	10,416,666	15.33%
Crestview Capital Master, LLC.(3)	7,444,444	-	3,472,222	10,916,666	15.74%
Bushido Capital Master Fund, L.P. (3)	11,064,071	-	5,157,036	16,221,107	22.84%
Pierce Diversified Strategy Master Fund, LLC (3)	3,027,778	-	1,388,889	4,416,667	6.57%
GSSF Master Fund, LP (3)	3,962,499	-	1,875,000	5,837,499	8.62%
Gryphon Master Fund, LP (3)	4,995,833	-	2,291,667	7,287,500	10.69%
Midsummer Investment, LTD (3)	23,472,222	-	11,111,110	34,583,332	44.93%
Rockmore Investment Master Fund, LTD (3)	4,541,667	-	2,083,333	6,625,000	9.75%
CAMOFI Master LDC (3)	6,944,444		3,472,222	10,416,666	15.02%
The Focus Fund (3)	2,777,777	-	1,388,888	4,166,665	6.20%

(1)
For purposes of this table “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person or group has the right to acquire within 60 days after March 13, 2007. For purposes of computing the percentage of outstanding common shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after March 13, 2007 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. As of March 13, 2007, there were 65,864,941 shares of our common stock issued and outstanding. There were also outstanding options and warrants entitling the holders to purchase 3,767,888 shares of common stock owned by officers and/or directors of Viking. These options, warrants and convertible notes are currently exercisable.

(2)	These are the officers and directors of Viking.

(3)	“Common Stock” represents the number of shares of common stock into which, at the current conversion rate, preferred stock and/or convertible debentures are convertible.

ADDITIONAL AND AVAILABLE INFORMATION

Viking is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available to the public on the SEC’s website (http://www.sec.gov).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

COMPANY CONTACT INFORMATION

All inquiries regarding the Company should be addressed to the Company’s principal executive offices:

Viking Systems, Inc.
4350 La Jolla Village Drive, Suite 900
San Diego, CA 92122
(858) 431-4010

By order of the Board of Directors:

/s/ Donald E. Tucker
Chief Executive Officer

ATTACHMENT

Exhibit A: Certificate of Amendment to Articles of Incorporation

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
VIKING SYSTEMS, INC.

Under Section 242 of the General Corporation Law

The following Certificate of Amendment to Certificate of Incorporation was recommended and approved by the Board of Directors of Viking Systems, Inc., and was approved by the holders of a majority of the issued and outstanding shares of common stock of Viking Systems, Inc. pursuant to the written consent of such majority holders. Such written consent was obtained pursuant to Section 228 of the General Corporation Law of the State of Delaware. Such amendment to Certificate of Incorporation was adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware. It is hereby certified that:

FIRST: The name of the corporation is VIKING SYSTEMS, INC. (the “Corporation).

SECOND: The certificate of incorporation of the Corporation is hereby amended by striking out Article IV its entirety, and the following new Article IV is substituted in lieu thereof:

(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Four Hundred Twenty-Five Million (425,000,000) shares, each with a par value of $0.001 per share. Four Hundred Million (400,000,000) shares shall be Common Stock and Twenty-Five Million (25,000,000) shares shall be Preferred Stock.

(B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware and within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(C) The holders of shares of Common Stock shall not have cumulative voting rights.

(D) No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(E) The Certificate of Designation of Series B Preferred Stock filed June 8, 2006, shall not be revised, amended, or effected by this Certificate of Amendment to the Corporation’s Certificate of Incorporation.

THIRD: The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on ____________, 2007

______________________________
Donald E. Tucker
Chief Executive Officer

ATTEST:

________________________________
Gregory Decker, Chief Financial Officer